Champion Enterprises, Inc.
Computation of Earnings Per Share

(in 000's, except per share amounts)

                               Three Months Ended    Six Months Ended
                               June 28,  June 29,   June 28,   June 29,
                                 1997      1996       1997      1996

EARNINGS

Net Income                     $18,200   $19,146     $32,039   $32,888
                               =======   =======     =======   =======



SHARES USED FOR CALCULATING
   EARNINGS PER SHARE

Average Shares Outstanding      48,252    47,428     48,155    47,518

Additional Shares Resulting
   from Assumed Exercise
   of Stock Options              1,235     1,980      1,425     1,807
                                ______    ______     ______    ______

Total                           49,487    49,408     49,580    49,325
                                ======    ======     ======    ======


PER SHARE AMOUNTS

Net Income                       $0.37     $0.39     $0.65     $0.67
                                 =====     =====     =====     =====




NOTE: This calculation is submitted in accordance with Securities and Exchange Act of 1934 Release No. 9083.